PRESS RELEASE Andrew DePoy Brand and Marcom Manager T +1 480 290 8748 andrew.depoy@entegris.com

Exhibit 99.1

Azita Saleki-Gerhardt to Join Entegris Board of Directors
BILLERICA, Mass., August 14, 2017 - Entegris, Inc. (NASDAQ: ENTG), a leading specialty materials provider, announced today that Azita Saleki-Gerhardt, Ph.D. will join the Entegris Board of Directors in the post of non-executive director. Currently, Dr. Saleki-Gerhardt serves as the senior vice president of operations at AbbVie, a global biopharmaceutical company, and is a member of the executive leadership team reporting to the CEO. She will succeed Marv Burkett, former chief financial officer of NVIDIA, who retired from the Entegris board earlier this year.
“Azita has built a strong reputation focused on creating unique value for AbbVie’s more than 28 million patients around the world,” said Paul Olson, chairman of the board at Entegris. “This reputation, combined with her significant experience in complex acquisitions and in leading large international business operations, makes her a great addition to our board of directors as Entegris continues to diversify and expand its business.”
“As we welcome Azita, we also extend our most sincere appreciation to Marv Burkett for his many contributions as a member of our board of directors,” said Bertrand Loy, president and chief executive officer, Entegris. “Since joining the board in 2010, Marv consistently provided thoughtful guidance and advice to the Entegris management team.”
Dr. Saleki-Gerhardt leads a team of more than 6,500 scientific, engineering, business, quality, supply chain, security, purchasing and manufacturing professionals responsible for the supply and distribution of all AbbVie products, as well as a number of enterprise-wide services. She is responsible for AbbVie’s global manufacturing network, oversees relationships with more than 2,000 global suppliers, and manages a distribution network that spans 170 markets. She came to

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ENTEGRIS, INC.	129 Concord Road, Building 2	T + 1 978 436 6500
entegris.com	Billerica, MA 01821 USA	F + 1 978 436 6745

AbbVie through its 2013 spin-off from Abbott, which she joined in 1993 as a research scientist, assuming roles of increasing responsibility in pharmaceutical development, manufacturing technology and quality.
Dr. Saleki-Gerhardt earned her bachelor’s, master’s, and doctorate degrees in pharmaceutics from the University of Wisconsin - Madison and has been awarded several patents related to pharmaceutical sciences. She is a member of the Chicago Network, serves on the board of United Way of Lake County, Illinois, is the Chair of the Global Quality and Manufacturing Committee for industry association PhRMA, and is a member of the School of Pharmacy Board of Visitors at the University of Wisconsin-Madison.

ABOUT ENTEGRIS
Entegris is a leading specialty materials provider for the microelectronics industry and other high-tech industries. Entegris is ISO-9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information may be found at www.entegris.com.

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